UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 15, 2014 (August 11, 2014)

TRIBUNE PUBLISHING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36230	38-3919441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
435 North Michigan Avenue
Chicago, Illinois, 60611
(Address of Principal Executive Offices) (Zip Code)
312-222-9100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Â	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 11, 2014, Austin Beutner, age 54, was appointed Chief Executive Officer of Los Angeles Times Communications LLC (“LA Times” or “Company”), a wholly-owned subsidiary of Tribune Publishing Company (“Tribune Publishing”).

Mr. Beutner was the First Deputy Mayor of Los Angeles from January 2010 to April 2011, where he served as the city’s first “jobs czar” and oversaw the policy and operations of 13 city departments ranging from the Los Angeles World Airports, the Port of Los Angeles and the Los Angeles Department of Water and Power, to the Departments of Planning, Building and Safety, and Housing and Homeless. For the last five years or longer, he has been serving as Chairman of the Board of The Broad Stage, Chairman of the Board of California Institute of the Arts (CalArts), and Chairman of the Mammoth Mountain Community Foundation, which he founded, as well as serving on the Board of Directors of ACT Today!. Mr. Beutner also chairs the Board of Vision To Learn, an organization he created, which provides free glasses to kids in low-income communities throughout California. Additionally, he serves on the Boards of Directors of the California Nature Conservancy, Granada Hills Charter High School Education Foundation, Hopkins Center for the Arts at Dartmouth College, The Los Angeles Fund for Public Education, the Pacific Council on International Policy, and the U.S. Ski and Snowboard Team Foundation, and he is a member of the Council on Foreign Relations.

In connection with his appointment, the Company entered into an employment agreement with Mr. Beutner, which provides for him to serve as Chief Executive Officer of the Company and publisher of the Los Angeles Times. The employment agreement has a term of three years. Pursuant to his employment agreement, Mr. Beutner will receive an annual base salary of $675,000, subject to increase as determined by Tribune Publishing. He will also be entitled to receive an annual cash bonus with a target of 100% of base salary and his bonus for 2014 shall be no less than his target bonus prorated based on the period of his employment during 2014.

Mr. Beutner’s employment agreement provides that following commencement of employment and for 2015 and 2016, subject to his continued employment, he will receive annual equity grants having an aggregate fair market value of $675,000 on the grant date, of which half of the value of the award will be stock options and half restricted stock units. These equity awards will vest in four equal annual installments over a four year period from the grant date and otherwise be subject to such other terms as set forth in the Tribune Publishing Company Omnibus Incentive Plan and applicable award agreements.

Mr. Beutner is entitled to participate in the Company’s benefit plans and programs and is provided with an annual $40,000 personal allowance intended to cover certain other benefit costs.

Pursuant to his employment agreement, if the Company terminates Mr. Beutner’s employment without cause (and other than due to death or disability) or he resigns for good reason (which may include a change in control), subject to his execution and non-revocation of a release of claims, the Company will pay him, in addition to his previously-accrued compensation, severance in a lump sum payment equal to 12 months of his base salary and up to an additional one year of the personal allowance. Also, effective upon such an involuntary termination of his employment, a portion of any equity awards granted under his employment agreement that are then unvested but would have vested in the ordinary course over the one-year period following his termination of employment will become vested. The terms “cause” and “good reason” are defined in his employment agreement.

Mr. Beutner’s employment agreement also contains certain restrictive covenants for the Company’s benefit, including his agreement not to solicit or hire Tribune Publishing or LA Times employees during his employment and during the 12-month period following termination of his employment. He is also required to maintain the confidentiality of Tribune Publishing and LA Times confidential information.

The foregoing is a brief description of the employment agreement and a copy of the employment agreement will be filed as an exhibit to Tribune Publishing’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2014.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TRIBUNE PUBLISHING COMPANY

Date: August 15, 2014	By: /s/ Julie K. Xanders
Name:        Julie K. Xanders
Title:    Executive Vice President and General Counsel